Exhibit 3.3

[As amended and restated

effective April 26, 2011]

AMENDED AND RESTATED

BYLAWS

OF

COMERICA INCORPORATED

ARTICLE I

OFFICES

SECTION 1. REGISTERED OFFICE. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1. PLACE OF MEETING. All meetings of the stockholders of this Corporation shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

SECTION 2. ANNUAL MEETING OF STOCKHOLDERS. The annual meeting of stockholders shall be held on the third Tuesday of May of each year, if not a legal holiday, and, if a legal holiday, then on the next secular day following, at 9:30 a.m., or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. The purpose or purposes of said meeting shall be to elect directors, and to transact such other business as may properly be brought before the meeting.

SECTION 3. NOTICE OF MEETING OF STOCKHOLDERS. Written notice of every meeting of stockholders stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

SECTION 4. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 5. SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Corporation’s certificate of incorporation, may be called by the Chairman of the Board of Directors or, during the absence or disability of the Chairman or while that office is vacant, by the President; and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning, in the aggregate, at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote at such special meeting. Such request shall state the purpose or purposes of the proposed meeting.

SECTION 6. QUORUM OF STOCKHOLDERS. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Corporation’s certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 7. REQUIRED VOTE. When a quorum is present at any meeting, the vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the matter in question shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by statute, these bylaws or by the Corporation’s certificate of incorporation.

SECTION 8. ONE VOTE PER SHARE. Unless otherwise provided in the Corporation’s certificate of incorporation or in a certificate filed pursuant to Section 151(g) of the General

Corporation Law of Delaware, as amended, each stockholder shall at every meeting of the stockholders be entitled to one vote, in person or by proxy, for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period.

SECTION 9. NATURE OF BUSINESS. At any meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors or by any stockholder who complies with the procedures set forth in this Section 9. No business may be transacted at any meeting of stockholders, other than business that is either:

(a)	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof);

(b)	otherwise properly brought before such meeting of stockholders by or at the direction of the Board of Directors (or any duly authorized committee thereof); or

(c)	in the case of an annual meeting of stockholders, otherwise properly brought before such meeting by any stockholder (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 9 and on the record date for the determination of stockholders entitled to vote at such annual meeting of stockholders; and (ii) who complies with the notice procedures set forth in this Section 9.

Time of Stockholder’s Notice. In addition to any other applicable requirements, such as the requirements set forth in Article III, Section 12 of the Corporation’s bylaws regarding director candidate nominations, for business to be properly brought before an annual meeting of stockholders by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting of stockholders was first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. For purpose of this Section 9, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notwithstanding anything in the second sentence of the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

Form of Stockholder’s Notice. To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth as to each matter such stockholder proposes to bring before the annual meeting of stockholders: (a) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at the annual meeting of stockholders; (b) the name and address of such stockholder and beneficial owner, if any, as they appear on the Corporation’s books; (c) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred); (d) as of the date of such notice, a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (e) any other information which would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder if such stockholder were engaged in such a solicitation; and (f) a representation that such stockholder intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting.

No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting of stockholders in accordance with the procedures set forth in this Section 9, provided, however, that once business has been properly brought before the annual meeting of stockholders in accordance with such procedures, nothing in this Section 9 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting of stockholders determines that business was not properly brought before the annual meeting of stockholders in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. When a meeting is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting as originally notified.

ARTICLE III

DIRECTORS

SECTION 1. POWERS. The business of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things which are not by statute or by the Corporation’s certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

SECTION 2. LOCATION OF MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

SECTION 3. ORGANIZATION MEETING OF BOARD. The first meeting of each newly elected Board of Directors shall be held at the place of holding the annual meeting of stockholders, and immediately following the same, for the purpose of electing officers and transacting any other business properly brought before it, provided that the organization meeting in any year may be held at a different time and place than that herein provided by a consent of a majority of the directors of such new Board of Directors. No notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, unless said meeting is not held at the place of holding and immediately following the annual meeting of stockholders.

SECTION 4. REGULAR MEETINGS OF BOARD. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

SECTION 5. SPECIAL MEETINGS OF BOARD. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, or, during the absence or disability of the Chairman or while that office is vacant, by the President on one (1) day’s notice to each director; and special meetings shall be called by the President or Secretary on like notice on the written request of five (5) or more directors.

SECTION 6. QUORUM AND REQUIRED VOTE. At all meetings of the Board of Directors a majority of the total number of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Corporation’s certificate of incorporation. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

SECTION 7. CONSENT OF DIRECTORS IN LIEU OF MEETING. Unless otherwise restricted by the Corporation’s certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 8. COMMITTEES OF DIRECTORS.

(a) General Authority. The Board of Directors may, to the fullest extent permitted by Section 141(c)(2) of the Delaware General Corporation Law as the same may be hereinafter amended from time to time, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Ex officio members of any committee provided for in these bylaws shall have all the same rights (including, without limitation, the right to vote) and all the same responsibilities as any other member thereof. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not (s)he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters (except as permitted by Delaware General Corporation Law as the same may be hereinafter amended from time to time): (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required to be submitted to stockholders for approval; or (ii) adopting, amending or repealing any bylaw of the Corporation.

(b) Governance, Compensation and Nominating Committee. The Board of Directors shall establish a Governance, Compensation and Nominating Committee of the Board of Directors. The Governance, Compensation and Nominating Committee may: (i) nominate candidates for election as directors of the Corporation at any meeting of stockholders called for election of directors (an “Election Meeting”); (ii) nominate candidates to fill any vacancies on the Board of Directors which may exist from time to time; and (iii) have such other powers and authority as the Board of Directors may delegate to it from time to time.

(c) Audit Committee. The Board of Directors shall establish an Audit Committee of the Board of Directors. The Audit Committee shall have such powers and authority as the Board of Directors may delegate to it from time to time.

SECTION 9. COMMITTEE MINUTES. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

SECTION 10. COMPENSATION OF DIRECTORS. Unless otherwise restricted by the Corporation’s certificate of incorporation, the Board of Directors shall have authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting and/or training session of the Board of Directors and may be paid a fixed sum for attendance at each meeting and/or training session of the Board of Directors and/or paid a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 11. PARTICIPATION IN MEETING BY TELEPHONE OR OTHER ELECTRONIC MEDIA. Unless otherwise restricted by the Corporation’s certificate of incorporation or these bylaws, members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of conference telephone, internet conferencing or similar communications equipment by means of which all persons participating in the meeting can hear or otherwise communicate with each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 12. NOMINATIONS OF DIRECTOR CANDIDATES. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Corporation’s certificate of incorporation with respect to the right of directors to fill any vacancies on the Board of Directors, and the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, and shall be made:

(a)	by or at the direction of the Board of Directors (or any duly authorized committee thereof, including the Governance, Compensation and Nominating Committee); or

(b)	by any stockholder of the Corporation: (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting; and (ii) who complies with the notice procedures set forth in this Section 12.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation:

(a)	in the case of an annual meeting of stockholders, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting of stockholders was first made; and

(b)	in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above. For purpose of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or reported in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

To be in proper written form, a stockholder’s notice to the Secretary of the Corporation must set forth:

(a)	as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(b)

as to the stockholder giving the notice: (i) the name and address of such stockholder and beneficial owner, if any, as they appear on the Corporation’s books; (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by the written consent to such nomination of each person proposed as a nominee and such person’s written consent to serve as a director if elected.

In addition, to be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article II, Section 9 and Article III, Section 12 of these bylaws, in the case of director nominations by stockholders) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and, if applicable, the background of any other person or entity (other than the Board of Directors) on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) will abide by the requirements of Article III, Section 13 of these bylaws, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 12, or as otherwise provided in the Corporation’s certificate of incorporation with respect to the right of directors to fill any vacancies on the Board of Directors, and the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

SECTION 13. ELECTION OF DIRECTORS. At any meeting for the election of directors at which a quorum is present, each nominee shall be elected by the vote of the majority of the votes cast with respect to the director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 13, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. Votes cast shall include only votes cast with respect to stock present in person or represented by proxy at the meeting and entitled to vote and shall exclude abstentions with respect to the election of a director.

If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board of Directors. The Governance, Compensation and Nominating Committee of the Board of Directors shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other actions should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Governance, Compensation and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance, Compensation and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Governance, Compensation and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to these bylaws, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the Corporation’s certificate of incorporation or may decrease the size of the Board of Directors pursuant to the Corporation’s certificate of incorporation.

ARTICLE IV

NOTICES

SECTION 1. NOTICE. Whenever any notice is required to be given to any director or stockholder under any provision of statute or of the Corporation’s certificate of incorporation or of these bylaws, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given orally in person or by electronic mail to the electronic mail address, if any, provided by such director, telegram, telex, radiogram or cablegram, and such notice shall be deemed to be given when the recipient receives the notice personally, by telephone or internet or when the notice, addressed as provided above, has been delivered to the company, or to the equipment transmitting such notice.

SECTION 2. WAIVER OF NOTICE. Whenever any notice is required to be given under any provision of statute or of the Corporation’s certificate of incorporation or of these bylaws, a written waiver thereof, signed (manually or electronically by electronic mail) by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Corporation’s certificate of incorporation or these bylaws. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE V

OFFICERS

SECTION 1. SELECTION. The Board of Directors may appoint such officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by or at the direction of the Board of Directors. The officers so appointed may include a Chairman of the Board, President, one or more Vice Chairmen, one or more Vice Presidents (including Executive, Senior, First, regular and Assistant Vice Presidents), a Secretary and a Treasurer, and one or more lesser officers as may be deemed appropriate. The Chief Executive Officer also may appoint officers of the level of Executive Vice President (BE3) and below and such agents as the Chief Executive Officer shall deem necessary, at any time, which officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by or at the direction of the Board of Directors or the Chief Executive Officer. Any number of offices may be held by the same person, unless the Certificate of Incorporation otherwise provides.

SECTION 2. COMPENSATION. The salaries of all executive officers of the Corporation shall be fixed by the Board of Directors or by the Compensation Committee or another authorized committee of the Board of Directors.

SECTION 3. TERM, REMOVAL AND VACANCIES. Each officer of the Corporation shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal from office. Any officer elected or appointed by the Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors. Any officer also may be removed from office at any time by the Chief Executive Officer. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors or by the Chief Executive Officer.

SECTION 4. CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER.

(a)	Chief Executive Officer. At the first meeting of each newly-elected Board of Directors, the Board of Directors shall designate the Chairman of the Board or President as the Chief Executive Officer of the Corporation; provided, however, that if a motion is not made and carried to change the designation, the designation shall be same as the designation for the preceding year; provided, further, that the designation of the Chief Executive Officer may be changed at any regular or special meeting of the Board of Directors. The Chief Executive Officer shall be responsible to the Board of Directors for the general supervision and management of the business and affairs of the Corporation. The Chairman of the Board or President who is not the Chief Executive Officer shall be subject to the authority of the Chief Executive Officer, but shall exercise all of the powers and discharge all of the duties of the Chief Executive Officer, during the absence or disability of the Chief Executive Officer.

(b)	Chief Operating Officer. At any meeting of the Board of Directors, the Board of Directors may designate a Chief Operating Officer of the Corporation. The Chief Operating Officer shall perform all duties incident to that office and such other duties as may be delegated to him or her by or at the direction of the Board of Directors or the Chief Executive Officer.

SECTION 5. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors shall be selected by, and from among the membership of, the Board of Directors. He or she shall preside at all meetings of the stockholders and of the Board of Directors. He or she shall perform all other duties and functions incident to the office of Chairman of the Board of Directors, and such other duties and functions as may be assigned to him or her from time to time by the Board of Directors. Except where by law the signature of the President of this Corporation is required, the Chairman of the Board of Directors shall possess the same power and authority as the President to sign all certificates, contracts, instruments, papers and documents of every conceivable kind and character whatsoever, in the name and on behalf of this Corporation, which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all of the powers and discharge all of the duties of the President.

SECTION 6. PRESIDENT. The President shall be selected by the Board of Directors. During the absence or disability of the Chairman of the Board of Directors, or while such office is vacant, the President shall perform all duties and functions, and while so acting shall have all of the powers and authority of the Chairman of the Board of Directors. The President shall perform all duties incident to the office of President, and such other duties as may be prescribed by or at the direction of the Board of Directors or the Chief Executive Officer.

SECTION 7. VICE CHAIRMEN. One or more Vice Chairmen (who need not be members of the Board of Directors) may be selected by the Board of Directors. The Vice Chairmen shall perform all duties incident to their office, and such other duties as may be delegated to them by or at the direction of the Board of Directors or the Chief Executive Officer.

SECTION 8. SECRETARY. The Secretary or an Assistant Secretary, or, during their absence or disability, a Secretary Pro Tem designated by the Board of Directors or the Chief Executive Officer, shall attend all meetings of the Board of Directors and all meetings of the stockholders, shall record all the proceedings thereof in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, all notices required by statute, bylaw or resolution, and shall perform such other duties incident to his or her office or as may be prescribed by or at the direction of the Board of Directors or the Chief Executive Officer. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary and Assistant Secretaries shall have authority to affix the same to any instrument when its use is required or appropriate.

SECTION 9. ASSISTANT SECRETARIES. The Assistant Secretary or Assistant Secretaries shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary, and shall perform such other duties and have such other powers incident to his or her office or as may be prescribed from time to time by or at the direction of the Board of Directors or the Chief Executive Officer.

SECTION 10. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by or at the direction of the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by or at the direction of the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall deliver to the Corporation, and shall keep in force, a bond, in such form and amount, and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

SECTION 11. ASSISTANT TREASURERS. The Assistant Treasurer or Assistant Treasurers shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties and have such other powers incident to his or her office or as may be prescribed from time to time by or at the direction of the Board of Directors or the Chief Executive Officer.

SECTION 12. INDEMNIFICATION AND INSURANCE.

(a)	To the fullest extent permitted by these bylaws and by applicable law and regulation, as presently existing or hereafter amended, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any person who is or was an agent of the Corporation may be indemnified to the same extent as provided above. In addition, in the event any such action, suit or proceeding is threatened or instituted against a spouse to whom a director or officer is legally married at the time the director or officer is covered under the indemnification provided herein, which action, suit or proceeding arises solely out of his or her status as the spouse of a director or officer, including, without limitation, an action, suit or proceeding that seeks damages recoverable from marital community property of the director or officer and his or her spouse, property owned jointly by them or property purported to have been transferred from the director or officer to his or her spouse, then the spouse of the director or officer shall be indemnified to the same extent as provided above. At the Corporation’s election, and in its sole discretion, any person who is or was the spouse of an employee or agent of the Corporation may be indemnified to the same extent as provided above. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, raise any inference that he or she had reasonable cause to believe that his or her conduct was unlawful.

(b)	To the fullest extent permitted by these bylaws and by applicable law and regulation, as presently existing or hereafter amended, the Corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director or officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any person who is or was an agent of the Corporation may be indemnified to the same extent as provided above. In addition, in the event any such action or suit is threatened or instituted against a spouse to whom a director or officer is legally married at the time the director or officer is covered under the indemnification provided herein, which action or suit arises solely out of his or her status as the spouse of a director or officer, including, without limitation, an action or suit that seeks damages recoverable from marital community property of the director or officer and his or her spouse, property owned jointly by them or property purported to have been transferred from the director or officer to his or her spouse, then the spouse of the director or officer shall be indemnified to the same extent as provided above. At the Corporation’s election, and in its sole discretion, any person who is or was the spouse of an employee or agent of the Corporation may be indemnified to the same extent as provided above.

(c)	To the extent that a present or former director, officer, or spouse of the director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, spouse of the director or officer, employee, agent or spouse of the employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Unless prohibited by applicable law or regulation, or otherwise required by Section 18(k) of the Federal Deposit Insurance Act, as amended, such determination shall be made with respect to a person who is a director or officer or the spouse of a director or officer at the time of the determination (a “D&O Claimant”) by Independent Legal Counsel (as defined below) in a written opinion to the Board of Directors, a copy of which shall be delivered to the D&O Claimant, as follows:

1.	The Disinterested Directors (as defined below) shall select Independent Legal Counsel by majority vote, even if such Disinterested Directors constitute less than a quorum, and direct that the determination be made by such counsel (or, if there are no Disinterested Directors, the full Board of Directors shall select Independent Legal Counsel by majority vote and shall direct that the determination be made by such counsel); unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a “Change of Control” as defined in the Amended and Restated Comerica Incorporated 1997 Long-Term Incentive Plan as in effect on September 24, 2002 (or, if applicable, as in effect on such later date as determined by written agreement between the Corporation and the D&O Claimant), in which case the Independent Legal Counsel shall be selected by the D&O Claimant unless the D&O Claimant shall request that such selection be made by the Board of Directors. If it is so determined that the D&O Claimant is entitled to indemnification, payment to the D&O Claimant shall be made within 10 days after such determination.

2.	The term “Disinterested Directors” shall mean directors that are not and were not parties, and who are not and were not threatened to be made parties, to such Proceeding.

3.	“Independent Legal Counsel” shall mean a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and that, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the D&O Claimant in an action to determine the D&O Claimant’s rights under this Section.

Such determination may be made with respect to any person other than a D&O Claimant seeking indemnification under subsections (a) and (b) of this Section by the Corporation’s Chairman, Chief Executive Officer, President, Vice Chairman or General Counsel, or by their designees.

(e)

Expenses (including attorney’s fees) incurred by an officer, director or spouse of an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or spouse to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by former directors or officers, their spouses or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g)	The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, spouse of a director or officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section.

(h)	For the purposes of this Section, references to “the Corporation” include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, spouses of directors or officers, and employees or agents, so that any person who is or was a director, officer, spouse of a director or officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and with respect to any spouse of a director or officer, shall continue following the time the director or officer spouse ceases to be a director or officer even if the marriage of the individuals terminates prior to the end of the period of coverage, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery shall have exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section or under any agreement, vote of stockholders or Disinterested Directors, or otherwise. The Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees).

ARTICLE VI

STOCK AND TRANSFERS

SECTION 1. CERTIFICATES OF STOCK. Shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware law at any time. All certificated shares of stock shall exhibit on the certificate the holders’ name and number of shares and shall be signed by, or in the name of the Corporation by the Chairman or a Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. All holdings of shares of stock of the Corporation shall be numbered and shall be entered into the books of the Corporation as they are issued. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof, and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation may issue to represent such class or series of stock or, in the case of uncertificated shares, contained in a written notice that shall be sent to the registered owner within a reasonable time after the issuance or transfer of such uncertificated stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation may issue to represent such class or series of stock or, in the case of uncertificated shares, contained in the written notice sent to the registered holder as set forth above, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof, and the qualifications, limitations or restrictions of such preferences and/or rights.

SECTION 2. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing the issuance of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against it with respect to the certificate alleged to have been lost, stolen or destroyed.

SECTION 3. TRANSFERS OF STOCK. The Corporation shall make transfers of stock on the Corporation’s books only by the record holder of such stock or by his or her duly authorized agent or attorney-in-fact, and, in the case of stock represented by a certificate, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

SECTION 4. FIXING RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5. REGISTERED STOCKHOLDERS. The Corporation shall have the right to treat the person registered on its books as the owner of shares as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

SECTION 1. DIVIDENDS. The Board of Directors, subject to any restrictions contained in its Certificate of Incorporation, may declare and pay any dividends upon the shares of its capital stock either (a) out of surplus as defined in and computed in accordance with the provisions of the governing statute, or (b) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the statute and of the Corporation’s certificate of incorporation.

SECTION 2. RESERVES. The Board of Directors shall have power and authority to set apart, out of any funds available for dividends, such reserve or reserves, for any proper purpose, as the Board of Directors in its discretion shall approve, and the Board of Directors shall have the power and authority to abolish any reserve created by the Board of Directors.

SECTION 3. VOTING SECURITIES. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, or, in the case of their absence or inability to act, the Vice Chairmen or Vice Presidents, in order of their seniority, shall have full power and authority on behalf of the Corporation to attend and to act and to vote, or to execute in the name or on behalf of the Corporation, a proxy authorizing an agent or attorney-in-fact for the Corporation to attend and vote at any meetings of security holders of Corporations in which the Corporation may hold securities, and at such meetings (s)he or his or her duly authorized agent or attorney-in-fact shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors by resolution from time to time may confer like power upon any other person or persons.

SECTION 4. CHECKS. All checks, drafts and orders for the payment of money shall be signed in the name of the Corporation in such manner and by such officer or officers or such other person or persons as the Board of Directors shall from time to time designate for that purpose.

SECTION 5. CONTRACTS, CONVEYANCES, ETC. When the execution of any contract, conveyance or other instruments has been authorized without specification of the executing officers, the Chairman of the Board, Chief Executive Officer, President, any Vice Chairman or any Vice President, and the Secretary or any Assistant Secretary, may execute the same in the name and on behalf of this Corporation and may affix the corporate seal thereto. The Board of Directors shall have power to designate the officers and agents of this Corporation or any of its subsidiaries or affiliates who shall have authority to execute any instrument on behalf of this Corporation.

SECTION 6. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SECTION 7. SEAL. The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal” and “Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

SECTION 8. MICHIGAN CONTROL SHARE STATUTE. Pursuant to Section 794 of the Michigan Business Corporation Act (“MBCA”), Chapter 7B of the MBCA shall not apply to the Corporation or control share acquisitions (as such term is defined in Section 791 of the MBCA) of the shares of the Corporation’s capital stock.

ARTICLE VIII

AMENDMENTS

SECTION 1. AMENDMENT BY REGULAR VOTE. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Corporation’s certificate of incorporation, at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

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